EXHIBIT 11.1

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
                           DESTRON FEARING CORPORATION

     Calculation of Net Income (Loss) Per Common and Common Equivalent Share
                    (in thousands, except per share amounts)


                                                Quarter Ended June 30,    Nine Months Ended June 30,
                                                ----------------------    --------------------------
                                                  1996         1995           1996          1995
                                                --------      --------     ---------      -------
Net income (loss)                                 ($748)        $514        ($1,710)         $252
                                                 =======      ======        =======       =======


Weighted average number of common
 and common equivalent shares outstanding:

     Weighted average number of
     common shares outstanding                   11,640       10,683         11,479       10,424

     Dilutive effect of stock options after
     application of the treasury stock
     method                                        --            734           --            367
                                                -------      -------        -------      -------

                                                 11,640       11,417         11,479       10,791
                                                =======      =======        =======      =======
Net income (loss) per common
   and common equivalent share                  ($ 0.06)     $  0.05        ($ 0.15)     $  0.02
                                                =======      =======        =======      =======
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